Exhibit 10.1
CASH-SETTLED PERFORMANCE SHARES AWARD AGREEMENT
GRANTED UNDER
BIOGEN IDEC INC. 2008 OMNIBUS EQUITY PLAN
1. Grant of Cash-Settled Performance Shares
     Biogen Idec Inc. (the “Company”) hereby grants on Grant Date (the “Grant Date”) to Participant Name, an employee of the Company or its Affiliates (the “Participant”) pursuant to the Biogen Idec Inc. 2008 Omnibus Equity Plan (the “Plan”) Number Granted cash-settled performance shares (the “Granted CSPSs” or the “Award”), subject to the terms and conditions of this award agreement (“Agreement”) and the Plan. No CSPSs shall be paid unless vested in accordance with this Agreement. The Participant’s rights to the CSPSs granted pursuant to this Agreement are subject to the restrictions described in this Agreement and the Plan, in addition to such other restrictions, if any, as may be imposed by law. All initially capitalized terms used will have the meaning specified in the Plan, unless another meaning is specified in this Agreement.
2. Vesting
A. The Participant shall have a nonforfeitable right to a portion of this Award (such portion, the vested portion) only upon the dates described in this Section 2, except as otherwise provided herein or determined by the Committee in its sole discretion. No portion of any Award shall become vested on the vesting date unless the Participant is then, and since the Grant Date has continuously been, employed by the Company or any Affiliate. If the Participant ceases to be employed by the Company and its Affiliates for any reason, any then-outstanding and unvested portion of the Award shall be automatically and immediately forfeited and terminated, except as otherwise provided in this Agreement and the Plan.
B. This Award will become eligible to vest upon achievement of the Year CSPS revenue and earnings per share goals (“Performance Goals”), as adopted by the Compensation and Management Development Committee (the “CMDC”) on Date. The Performance Goals are specified in the Year Long-Term Incentive Program Overview for Executives (“LTI Overview”) which is incorporated in this document by reference. CSPSs that become eligible to vest are referred to as the “Eligible CSPSs.” In the event and to the extent that the Performance Goals are not satisfied, such Granted CSPSs shall not become eligible to vest and shall be immediately forfeited. As specified in the Performance Goals, in the event and to the extent that the Performance Goals are exceeded, an additional number of CSPSs will become eligible to vest. In no event shall the number of Eligible CSPSs exceed 200% of the number of Granted CSPSs. Eligible CSPSs will become vested in the following installments (the “Vesting Period”):
One-third of the Eligible CSPSs shall vest on the later of one year from the Grant Date or the date of CMDC determination of the degree to which the performance criteria set forth above have been satisfied;
an additional one-third of the Eligible CSPSs shall vest on 2nd Vesting Date; and
an additional one-third of the Eligible CSPSs shall vest on 3rd Vesting Date.
C. Except as otherwise provided in the Plan, upon termination of the Participant’s employment with the Company and its Affiliates for any reason, any portion of this Award that is not then vested will immediately terminate, except as follows:
(1) any portion of this Award held by the Participant immediately prior to the Participant’s termination of employment on account of death or Disability will, to the extent not vested previously, become fully vested upon the later of the date of death or Disability or determination of the Eligible CSPSs based on the performance criteria set forth above and CMDC approval, even if such determination occurs following the date of death or Disability; and
(2) any portion of this Award held by the Participant immediately prior to the Participant’s Retirement, to the extent not vested previously, will become fully vested upon the later of the date of Retirement or determination of the Eligible CSPSs based on the performance criteria set forth above and CMDC approval for fifty percent (50%) of the number of Eligible CSPSs covered by such unvested portion and for an additional ten percent (10%) of the number of Eligible CSPSs covered by such unvested portion for every full year of employment by the Company and its

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Affiliates beyond ten (10) years, up to the remaining amount of the unvested Eligible CSPSs of this Award. For the avoidance of doubt, Retirement means the Participant’s termination from the Company and its Affiliates after reaching age 55 with ten (10) full years of service with the Company or its Affiliates, but not including any termination For Cause or any termination for insufficient performance, as determined by the Company and its Affiliates.
D. Notwithstanding anything herein to the contrary, any portion of this Award held by a Participant or a Participant’s permitted transferee immediately prior to the cessation of the Participant’s employment For Cause shall terminate at the commencement of business on the date of such termination.
3. Delivery of Award
A. With respect to a Participant who is not eligible for Retirement, within 30 days following the date on which an Eligible CSPS becomes vested, the Company shall pay to the Participant, subject to applicable withholding as discussed in Section 7 of this Agreement, the cash value of one share of common stock of the Company (“Common Stock”) in satisfaction of each vested CSPS. For purposes of this Agreement, the cash value of a share of Common Stock (“Cash Value”) will be determined in accordance with the LTI Overview.
B. With respect to a Participant who is or becomes eligible for Retirement at any time during the Vesting Period, the Company shall pay to the Participant, subject to applicable withholding as described in Section 7 of this Agreement, the Cash Value for each vested CSPS (determined in accordance with Section 2 of this Agreement and Section 10 of the Plan) within 30 days of the earliest of (i) the date the Eligible CSPS otherwise would have vested under Section 2.B. of this Agreement, (ii) the date on which the Participant experiences a separation from service (within the meaning of Section 409A), subject to Section 3.C. of this Agreement or (iii) the date on which a Covered Transaction that satisfies the definition of a “change in control event” under Section 409A occurs.
C. If you are a “specified employee” (as defined in Section 409A), you will be paid on the earlier of (i) the date which is six (6) months after you separate from service (within the meaning of Section 409A) or (ii) your date of death or Disability. The preceding sentence will not apply to any payments that are exempt from or are not subject to the requirements of Section 409A. For avoidance of doubt, if payments would be made under Section 3.B.(i) or Section 3.B.(iii) before the six month payment date on account of other than your separation from service, such payment will be made under Section 3.B.(i) or Section 3.B.(iii) as applicable.
4. Cancellation and Rescission of Awards
     The Committee may cancel, rescind, withhold or otherwise limit or restrict this Award prior to payment at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Participant engages in any Detrimental Activity.
5. No Voting, Dividend or Other Rights as a Stockholder
     The Participant shall not have any rights as a stockholder with respect to any shares of Common Stock that are used to calculate the Cash Value to be delivered to the Participant in satisfaction of any vested CSPSs or with respect to any other aspect of the Award. Accordingly, the Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate. Furthermore, the Participant is not entitled to vote any Common Stock or to receive or be credited with any dividends declared and payable on any share of Common Stock by reason of the granting of this Award.
6. Unfunded Status
     The obligations of the Company and its Affiliates hereunder shall be contractual only. The Participant shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

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7. Withholding
     Awards will be subject to income tax withholding and reporting as required under local law. If statutory withholding of taxes and/or social insurance is required at the time of vesting, the Company will withhold from delivery to the Participant an amount of cash equal to the amount so required to be withheld.
     In certain cases, local law may require that an award be subject to tax earlier than the date of payment. If that occurs, the Company will notify the Participant and will deduct the required tax amount from the Participant’s pay in accordance with applicable law.
8. Provisions of the Plan
     This Award is subject to the provisions of the Plan, which are incorporated herein by reference, and in the event of any inconsistency or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan as in effect on the Grant Date has been made available to the Participant.
9. No Right to Employment
     The grant of this Award shall not constitute a contract of employment or confer upon the Participant any right with respect to the continuance of his/her employment by or other service with the Company or any Affiliate, nor shall it or they be construed as affecting the rights of the Company (or Affiliate) to terminate the service of the Participant at any time or otherwise change the terms of such service, including, without limitation, the right to promote, demote or otherwise re-assign the Participant from one position to another within the Company or any Affiliate.
10. Governing Law
     The provisions of this Award shall be governed by and interpreted in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

Biogen Idec Inc.
By	Craig E. Schneier, Ph.D.
EVP, Human Resources, Public Affairs & Communications

Dated:

Participant

Dated:
BY ACCEPTING THIS AWARD OR ANY BENEFIT HEREUNDER, THE PARTICIPANT CONSENTS
TO ALL THE TERMS AND CONDITIONS IN THIS AGREEMENT AND IN THE PLAN.

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